UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM SD

Specialized Disclosure Report

____________________

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2121 RDU Center Dr, Suite 300

Morrisville, North Carolina 27560

(Address of principal executive offices)

Katayoun Motiey, Chief Legal, Administrative & Sustainability Officer (408) 579-2800

(Name and telephone number, including area code, of the person to contact in connection with this report.)

_________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _______.

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report

The Conflict Minerals Report of the registrant is filed as Exhibit 1.01 to this report on Form SD. The Conflict Minerals Report is available on our website on the SEC Filings page of the Investor Relations section of our website at www.ExtremeNetworks.com. The content of any website referenced in this Form SD is included for general information only and is not incorporated by reference in this Form SD.

Item 1.02 Exhibit

See Item 1.01.

SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 – Resource Extraction Issuer Disclosure and Report

Not Applicable.

SECTION 3 – EXHIBITS

Item 3.01 – Exhibits

Exhibit Number	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

EXTREME NETWORKS INC.

Date:	May 31, 2024	By:	/s/ KATAYOUN (“KATY”) MOTIEY
Katayoun (“Katy”) Motiey
Chief Legal, Administrative & Sustainability Officer